Exhibit 10.26

CONFIDENTIALITY AND  NONCOMPETE AGREEMENT

This Confidentiality and Noncompete Agreement (the “Agreement”) is entered into by and between Jorge L. Fiamenghi (“Director”), Corn Products Brasil-Ingredientes Industrias Ltda. (the “Brazilian subsidiary”) and Corn Products International, Inc. (collectively with the Brazilian subsidiary hereinafter sometimes referred to as “CP”) for good, valuable and received mutual consideration.

1.             Director has voluntarily resigned from his position of Vice President and President of the South America Division, and from any and all other positions that he currently holds with CP or any affiliate or subsidiary of CP, effective at the close of business on August 31, 2010.

2.             Director has no present or future rights with CP after his separation date, and he shall not apply for, or seek consideration for, any engagement, or contract with CP or any of the other its affiliates or subsidiaries; except for: specifically contracted and compensated Consulting Services with CP, and Advisory Services to the Brazilian subsidiary which shall be performed without remuneration.

3.             Director shall not disclose the existence or terms of this Agreement to any third parties with the exception of Director’s accountants, attorneys, and spouse, each of whom shall be bound by this confidentiality provision, or as may be required to comply with legal process.

4.             Director shall not take any action, verbal or otherwise, that would or could disparage or damage the reputation or operations of CP or any of its affiliates or subsidiaries.  Director and CP will agree upon the text of a director reference and will identify the individuals at CP to be contacted for the reference.

5.             “Confidential Information” includes the following information of CP and/or any of its affiliates or subsidiaries (including but not limited to joint ventures and joint marketing companies) and/or cooperative management partners (any or all of whom are referred to for the purposes of this Section as “the Company”):

(a)          Employee data and information, compensation data, labor relations, employment, and recruitment strategies;

(b)           Strategic and tactical business, financial, profit, marketing, development, analytical, sales and technical service (both short and long term) information, plans, and programs, including the process by which the Company develops such information, plans and programs;

(c)           Customer pricing agreements, business contract details, identification of specific Company customers with whom Director came into contact or gained knowledge during the course of his work with the Company, and exclusive business and supply arrangements;

(d)           Customer development and application plans and programs specific to product lines and global business operating spaces;

(e)           All information regarding process, product and use application patents, pending patents, and patent applications, as well as current research, development, and application work underway regarding future patents;

(f)            Manufacturing cost data and product profitability information;

(g)           Programs and details regarding corn purchasing, handling and storage;

(h)           Internal organizational structures and reporting relationships;

(i)            Business licensing agreements and other internal contractual relationships not generally known to the public;

(j)            The relationships of the Company and its internal affiliates;

(k)           Current and developmental products, their manufacturing processes, procedures, and use application technologies; and

(l)            Vendor (equipment and supplies) programs, developmental arrangements, and pricing details.

6.             Director acknowledges that, by reason of his position with CP, he has become familiar with Confidential Information.  Director agrees not to use for any purpose or disclose to anyone such Confidential Information.   Director further recognizes that CP is engaged in a highly competitive business, and that CP has a legitimate business interest in preserving any and all of its trade secrets and other highly confidential and/or proprietary information that Director has acquired or may have acquired while working to CP, and that CP will suffer irreparable harm should such confidential information be utilized by a competitor or other person or firm.  Director further acknowledges that all such confidential and/or proprietary information and trade secrets acquired by Director  in view of his position are owned and shall continue to be owned by CP.  Confidential and/or proprietary information does not include information that is or becomes generally known to the public through no action on Director’s part.

7.             Director shall not, for a period of twenty-four (24) months after his separation date directly or indirectly (including but not limited to doing so through another person or entity):

(a)           recruit, solicit, attempt to persuade, or assist in the recruitment or solicitation of any individual who was an applicant, employee, officer, agent, or contractor of the Company at any time between January 1, 2009, and his separation date, for the purpose of employing him or her or obtaining his or her services or otherwise causing him or her to leave his or her employment or other relationship with the Company; or

(b)           solicit or divert to any competing business of the Company any individual, firm, corporation, partnership, or other entity that was a customer or prospective customer of the Company at any time between January 1, 2005, and his separation date.

8.                Director expressly acknowledges that during his work with CP he developed and received extensive strategic commercial information related to the Company’s business that would damage CP if he were to use that extensive strategic commercial information for the benefit of a competitor of the Company, or for his own benefit, directly or indirectly.  Therefore, Director expressly agrees that for a period of twenty-four (24) months immediately following his separation date, without the prior written consent of CP, he will not, directly or indirectly (including but not limited to through a competitor of the Company or any other person, including but not limited to friends or relatives of Director or entity), as employer, agent, consultant, distributor, reseller, employee, partner, shareholder, director or in any other capacity, engage in any business or other activity of any type or kind that is or may become in any way competitive with the business carried out by the Company in Brazil or abroad, including but not limited to engaging in the production, marketing, sale or distribution of products made from the Corn Wet or Dry milling process, including all sweeteners and starches; all starch-based ingredients or raw materials; tapioca; polyols; Stevia; as well as, all sugar-based products that directly or indirectly compete with Corn Products International’s and its affiliates’ products in the geography;  nor will Director assist any other person, organization, partnership, or entity of any type or kind to compete with the Company.  Director specially agrees that the competitors of the Company shall include, but not be limited to, (i) ADM, CARGILL, BUNGE, ROQUETTE, PENFORD STALEY, TATE & LYLE, AVEBE and NATIONAL STARCH (ii) any other competitor of the Company, and (iii) the parent companies and subsidiaries of any of the foregoing.

First Paragraph - CP hereby consents to Director’s employment or consultation with Bunge for products EXCEPT products made from the Corn Wet or Dry milling process, including all sweeteners and starches; all starch-based ingredients or raw materials; tapioca; polyols; Stevia; as well as, all sugar-based products that directly or indirectly compete with Corn Products International’s and its affiliates’ products in the geography; provided, however, that such consent shall automatically terminate and cease to be effective, and Director shall be deemed to be in breach of this clause 8, in the event that Bunge acquires, becomes acquired by or otherwise becomes an affiliate of ADM,  CARGILL, ROQUETTE, PENFORD, STALEY, TATE & LYLE, AVEBE, NATIONAL STARCH or any other competitor of the Company, unless and until CP executes a new written consent to such change in circumstances.

Second Paragraph - Director shall also refrain, directly or indirectly (by himself or through another person or entity), from associating with (including but not limited to being employed by or facilitating) third parties, relatives, competitors in any activities that may be construed as competing with CP´s business, anywhere in Brazil or abroad, hire or attempt to hire any employee of CP or to assist such employee to leave the employment of CP; or entice, persuade, induce or attempt to induce any business or entity that is a customer of CP to discontinue, reduce or limit its relationship with the CP.

Third Paragraph - The Director may consult with CP by writing only to CP’s Chief Executive Officer or General Counsel asking for any specific and limited waiver to be issued in writing by the CP only upon receipt of a request describing a specific situation presented by the Director, at the CP’s own discretion.

Fourth Paragraph — For purposes of this clause, CP´s business encompasses providing vital ingredients to a wide variety of industries.  From fruit juices to frozen foods, antibiotics to adhesives, baked goods to beers, paper to pet foods, etc.. CP’s ingredients are found in products that are an indispensable part of everyday life around the world.  This also includes, textiles, health and nutrition, or personal care products and ingredients.

9.             As a compensation for the non-competition and non-solicitation covenants, CP shall pay to Director a gross amount equal to 200% of his current annual base remuneration and current target bonus.  This amount shall be paid monthly in twenty-four (24) equal installments.  The first one shall be paid within ten (10) business days of September 1, 2010. Each payment will be in U.S. dollars and shall be deposited in Director’s bank account bank account no.                   , agency           , at Bank                , deducted of the applicable taxes, provided that the Director does not have any pending claims against CP or any of its affiliated companies, and provided that Director has not breached this Agreement. If Director breaches this Agreement, such breach shall immediately relieve CP of any and all remaining obligations under this Section 9, and shall further obligate Director to immediately forfeit and return to CP all monies paid to him up until that point pursuant to this Section 9.  Director further acknowledges that the violation of the non-competition and non-solicitation covenants contained in this Agreement may cause damages and losses to CP. Thus, upon the breach of any of the non-competition and non-solicitation covenants contained in this Agreement, and in addition to relieving CP of its further obligations under this Section 9 and the forfeiture and return to CP by Director of all monies paid to him under this Section 9, Director shall pay to CP as a liquidated damages penalty an amount of money equal to another 100% of all monies promised to Director under this Section 9, for each violation without prejudice to CP’s right to bring the proper legal actions to remedy the breach and to protect its interests.

10.             The Parties herein acknowledge that any tax and contributions due upon the granting described in this Agreement shall be the obligations of the respective party, as set forth in the applicable law.

11.             Director acknowledges that the restrictions contained in this Agreement are reasonable and necessary in order to protect CP’s legitimate business interests, and that any violation thereof could result in irreparable injuries to CP.  Director therefore acknowledges that, in the event of any violation of any of these restrictions, CP will be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief, specific performance as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which CP may be entitled.

12.      On or before his separation date Director shall return to CP all property, including but not limited to any and all I.D. cards, memoranda, notes, plans, records, reports, computers, computer programs, cell phones, company-sponsored credit cards, files, charts, or other documents or things, and all copies thereof, in his custody or control containing in whole or in part any Confidential Information or other information of CP or its subsidiaries or that relate to the affairs of CP or its subsidiaries.  CP shall provide Director with a receipt for all CP property actually returned by him.

13. DIRECTOR ACKNOWLEDGES, UNDERSTANDS, AND AGREES THAT DIRECTOR:   (a) HAS READ AND UNDERSTANDS THE TERMS AND EFFECT OF THIS AGREEMENT; (b) KNOWINGLY AND VOLUNTARILY, IN EXCHANGE FOR CONSIDERATION IN ADDITION TO ANYTHING OF VALUE TO WHICH DIRECTOR ALREADY IS ENTITLED; AND (c) HEREBY IS AND HAS BEEN ADVISED OF DIRECTOR’S RIGHT TO HAVE DIRECTOR’S ATTORNEY REVIEW THIS AGREEMENT BEFORE SIGNING IT.

14. This Agreement embodies the entire agreement and understanding of the parties hereto with regard to the matters described herein and supersedes any and all prior and/or contemporaneous agreements and understandings, oral or written, between said parties, including but not limited to the Corn Products International Executive Severance Agreement dated March 19, 2008.   Director shall have no right to any benefits under such Corn Products International Executive Severance Agreement.  This Agreement shall be governed exclusively by Brazilian law, without regard to its conflict of laws principles.  This Agreement may be modified only in writing signed by both parties, and any party’s failure to enforce this Agreement in the event of one or more events which violate this Agreement shall not constitute a waiver of any right to enforce this Agreement against subsequent violations.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one and the same instrument.  The parties hereto agree to accept facsimile or electronic transmission of copies of signature pages as and in place of originals.

15. If any of the provisions, terms or clauses contained in this Agreement, including without limitation Paragraphs 6 through 8 (inclusive), are declared by a court of competent jurisdiction to be illegal, unenforceable or ineffective, it is the purpose and intent of the Parties that any such provisions be deemed modified or limited so that, as modified or limited, such provisions may be enforced to the fullest extent possible.  In the event that such court determines that such provisions cannot be rendered enforceable through any such modification or limitation or otherwise declines to so modify or limit such provisions, such holding shall not invalidate the whole of this Agreement; instead, the Agreement shall be construed as if it did not contain the invalid, illegal or unenforceable part, and the rights and obligation of the parties shall be construed and enforced accordingly; the remaining provisions, terms, clauses or waivers and release of claims or rights shall be deemed severable, such that all other provisions, terms, clauses and waivers and releases of claims and rights contained in this Agreement shall remain valid and binding.

THE PARTIES STATE THAT THEY HAVE READ THE FOREGOING, THAT THEY UNDERSTAND EACH OF ITS TERMS AND THAT THEY INTEND TO BE BOUND THERETO.

JORGE L. FIAMENGHI		CORN PRODUCTS BRASIL-INGREDIENTES INDUSTRIAS LTDA.

By:	/s/ Jorge L. Fiamenghi	By:	/s/ Marcelo F. Couto

Dated:	July 23, 2010	Title:	V.P. H.R. South America

		Dated:	July 23, 2010

CORN PRODUCTS INTERNATIONAL, INC.

		By:	/s/ Ilene S. Gordon

		Title:	Chairman and CEO

		Dated:	July 23, 2010

Witnesses:		Witnesses:

1.	Marcelo F. Couto	2.
	July 23, 2010